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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT

     This Employment Agreement, dated as of November 1, 2000, is by and between Chipcards, Inc., a California corporation (the "Company"), and Fillian Lei (the "Employee").

     WHEREAS, the Company and Employee desire to enter into an Employment Agreement setting forth the terms and conditions of Employee's employment with the Corporation; and

     WHEREAS, the Company desires assurance of the continued association and services of the Employee in order to retain her experience, abilities, and knowledge, and is therefore willing to engage her services on the terms and conditions set forth below, and the Employee desires to accept such employment, all on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee, each intending to be legally bound, agree as follows:

     1.   Employment.

          (a) Duties. The Employee will serve the Company faithfully to the best of her ability and shall perform such duties as shall be assigned and designated by the President or the Board of Directors of the Corporation.

     2.   Compensation.

          (a) Salary. For all duties and services to be performed by the Employee hereunder, the Company shall pay the Employee an annual salary (the "Base Salary") in the amount of One Hundred Thousand Dollars ($100,000) per annum. Base Salary shall be payable in accordance with the Company's payroll practices, as in effect from time to time. On the first anniversary of this Agreement, the Employee's Base Salary shall be reviewed by the Board or its Compensation Committee, and any increase will be effective as of the date determined appropriate by the Board or its Compensation Committee.

          (b) Incentive Bonus. In addition to the Base Salary payable under
     Section 2(a), Employee shall be entitled to receive annual and other bonuses in the discretion of the Board of Directors based upon its good faith determination of the extent to which the Employee's individual performance objectives and the Company's profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period.

          (c) Reimbursement of Business Expenses. The Company agrees to reimburse the Employee for all reasonable out-of-pocket business expenses incurred by the Employee on behalf of or in connection with the services rendered to the Company, provided that the Employee properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the


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     Internal Revenue Code of 1986, as amended (the "Code") and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

          (d) Benefits. The Employee is entitled to participate in all normal and customary employee benefit plans adopted by the Company to the extent that the Employee is eligible to participate by the terms in such benefit plans, subject to the conditions and limitations in such benefit plans. Such employee benefit plans may be amended, modified or terminated in the ordinary course of the Company's business.

          (e) Vacation. The Employee shall be entitled to three (3) weeks of paid vacation each twelve-month period, which shall accrue on a pro rata basis from the date the Employee's employment commences under this Agreement. In the event that the Employee is unable to take the total amount of vacation time authorized herein during any year, such time shall not be carried over to the following year or any other year.

     3.   Term and Termination.

          (a) Term. Subject to earlier termination in accordance with Section 3(b) below, this Agreement will become effective on the date set forth above and will continue for a period of three (3) years (the "Term"). Upon the expiration of the initial three-year Term, the Company shall have the option, at its sole discretion, of continuing the term of this Agreement for an additional one (1) year term. If the Company exercises the aforementioned option, this Agreement shall continue automatically for succeeding terms of one (1) year each unless either party gives written notice to the other at least sixty (60) days prior to the expiration of the one-year option period or any succeeding term of her or its intention not to renew.

          (b) Termination. Subject to the respective continuing obligations of the Company and the Employee under Sections 4 and 5:

               (1) The Company may terminate this Agreement immediately on written notice to the Employee for "Cause." For purposes of this
          Section 3, Cause shall mean: (i) conduct by the Employee which is or could reasonably be expected to be injurious to the Company, its business or reputation, including, but not limited to, embezzlement, fraud, dishonesty, breach of loyalty or other wrongful conduct; (ii) the Employee's willful misconduct or negligence in the performance of her duties hereunder, including the failure or refusal to comply with any legal directives of the Board of Directors; (iii) the commission by the Employee of an act constituting a felony for which the Employee has been convicted or has pleaded nolo contendere; (iv) the commission of a crime by the Employee involving moral turpitude or fraud for which the Employee has been convicted or has pleaded nolo contendere;
          (v) the failure to substantially perform her duties hereunder after written notice and failure to cure within fifteen (15) days (other than by reason of disability); (vi) chronic and unexcused absenteeism;
          (vii) the Employee's use of alcohol or any controlled substance to an extent that it


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          interferes with the performance of her duties under this Agreement; or
          (viii) a breach by the Employee of any of her obligations under this Agreement.

               (2) This Agreement will terminate upon the Employee's death or upon written notice from the Company in the event of the Employee's "permanent disability." The term "permanent disability" means a physical or mental incapacity or disability which renders the Employee unable to substantially render the services required hereunder for an aggregate of ninety (90) days in any 365-day period, as certified by either the Employee's attending physician or a licensed physician retained by the Company for the purposes of making such determination. In the event of any disagreement between the Employee's attending physician and such physician retained by the Company, the matter shall be resolved by a third licensed physician selected jointly by the Employee's physician and the Company's physician.

               (3) This Agreement may be terminated by the Company without Cause upon thirty (30) days prior written notice to the Employee.

          The date this Agreement is terminated is hereinafter referred to as the "Termination Date."

          (c) Compensation Upon Termination.

               (1) If the Employee voluntarily terminates this Agreement, or if the Company terminates this Agreement for Cause pursuant to paragraph
          (1) of Section 3(b), the Company will be obligated to pay the Employee only Base Salary as may be due and owing or otherwise accrued through the Termination Date and all other non-contingent compensation earned and accrued up through the Termination Date. Such Base Salary will be paid in one lump sum within ten (10) business days of the Termination Date.

               (2) If this Agreement terminates pursuant to paragraph (2) of
          Section 3(b), the Company will be obligated to pay the Employee: (i) Base Salary as may be due and owing or otherwise accrued through the Termination Date; (ii) an additional amount equal to the Employee's Base Salary for a period of three (3) months following the Termination Date at the rate in effect on the Termination Date, less any life insurance or disability insurance payments made to the Employee or her personal representative pursuant to insurance policies maintained by the Company for the benefit of the Employee; and (iii) all other non-contingent compensation earned and accrued up through the Termination Date. Such Base Salary and non-contingent compensation will be paid in accordance with the Company's payroll practices, as in effect from time to time.

               (3) If the Company terminates this Agreement pursuant to paragraph (3) of Section 3(b), the Company will be obligated to pay the Employee (i) Base


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          Salary as may be due and owing or otherwise accrued through the
          Termination Date; (ii) an additional amount equal to the Employee's Base Salary for a period of three (3) months following the Termination Date or, if shorter, the balance of the Term had her employment not been so terminated, at the rate in effect on the Termination Date, as a severance payment (which sum the Employee agrees is fair and reasonable); and (ii) all other non-contingent compensation earned and accrued up through the Termination Date. Such Base Salary and non-contingent compensation will be paid in accordance with the Company's payroll practices, as in effect from time to time.

     4.   Confidentiality.

          (a) "Confidential Information" means information or data of the Company concerning its business, financial affairs, sales and marketing plans, customers, suppliers, strategies, products and services, proposed products and services, plans, ideas, drawings, designs, concepts, business methods, inventions, discoveries, improvements, technology, engineering, know-how, trade secrets, prototypes, processes, techniques, computer programs and other proprietary information, but does not include information that: (i) is or becomes part of the public domain through no breach of this Agreement by the Employee; or (ii) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

          (b) Acceptance and Use of Confidential Information. Except as expressly authorized in writing by this Agreement or otherwise agreed to by the Company in writing, during the term of this Agreement and thereafter,
     (i) the Employee will not disclose, divulge or make accessible the Confidential Information or any part thereof to any unauthorized person or entity or use it for her own benefit or the benefit of any third party;
     (ii) the Employee will use all reasonable care to protect the Confidential Information of the Company from unauthorized use, disclosure and publication; and (iii) the Employee will not render any services to any person, firm, corporation, partnership, limited liability company, association or other entity to which any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of the Employee. The Employee further agrees that he (i) shall use the Confidential Information only for, and in the course of and in connection with providing services to the Company pursuant to the terms of this Agreement, and (ii) shall, immediately upon the earlier of the termination of this Agreement or at the request of the Company, deliver to the Company any and all originals and all copies of the Confidential Information, whether embodied in written, electronic or other form.

          (c) Confidential Materials. All memoranda, notes, lists, records, customer lists, correspondence, calendars, graphs, data compilations, drawings, designs, charts, tables, pamphlets, recordings, programs, databases, minutes, telefax or telecopy transmissions and other documents, including without limitation any kind of written, typewritten, printed, recorded, computer-generated or graphic material, however produced or reproduced, constituting or containing Confidential Information made or


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     compiled by the Employee or made available to the Employee shall be the
     Company's property, shall be kept confidential in accordance with the provisions of this Section 4, and shall be delivered to the Company at any time on request and in any event upon the termination of the Employee's employment with the Company for any reason.

          (d) Injunctive Relief. The parties recognize that a remedy at law for a breach of the provisions of this Section 4 may be inadequate and any breach or threatened breach thereof will cause irreparable injury to the Company. Accordingly, for its complete protection, the Company shall have the right to obtain (without the necessity of posting any bond or other security in connection therewith) injunctive relief, whether mandatory or restraining, to enforce the provisions hereof. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which the Company may have for any breach or threatened breach of this Section 4 by the Employee.

          The provisions of this Section 4 shall be effective during the Term and thereafter, regardless of the manner or reasons for the termination of employment.

     5.   Non-Competition Covenant.

          (a) Other Agreements. The Employee represents and warrants to the Company that he is not currently subject to a non-competition, confidentiality or other such agreement which prohibits the Employee from working for the Company.

          (b) Non-Compete. The Employee agrees that, during her employment with the Company and for a period of one (1) year after employment with the Company terminates for any reason whatsoever, the Employee will not alone, or in any capacity with another corporation, partnership, firm or other organization, engage in any one or more of the following prohibited activities:

               (1) to directly or indirectly: (i) engage for her own account in any Competitive Business (as defined below); (ii) render any services in any capacity to any person or entity engaged in a Competitive Business; or (iii) own, manage, control, participate in, consult with, endorse, render services for, lend money to, guarantee the debts or obligations of, or otherwise become economically interested, whether as a partner, shareholder, director, officer, employee, consultant, principal, member, manager, agent, trustee, consultant or in any other relationship or capacity, in any entity or person engaged in a Competitive Business;

               (2) for a purpose competitive with the Company, to call upon, solicit, influence or interfere with (i) any of the then-existing clients, customers, vendors, suppliers or other persons or entities conducting business with the Company, (ii) any clients, customers, vendors, suppliers or other persons or entities conducting business with the Company that have had a relationship with the Company during the preceding twelve (12) months prior to the Termination Date, or
          (iii) any potential clients, customers, vendors or suppliers that were actively solicited by


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          the Company during the preceding twelve (12) months prior to the
          Termination Date;

               (3) to disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the Company's relationships with employees, agents, representatives, clients, customers, suppliers, vendors or other persons or entities conducting business with the Company; or

               (4) to employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Company's current employees as of the Employee's Termination Date or former employees of the Company who left the employ of the Company within twelve (12) months prior to the Termination Date on behalf of any other entity, whether or not such entity competes with the Company.

     For purposes hereof, the term "Competitive Business" shall mean: (i) any business, wherever located, that is or would be competitive with the business conducted by the Company or its affiliates at any time during the period of the Employee's employment with the Company.

          (c) Personal Investments. Nothing herein contained shall prevent the Employee from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is engaged in a Competitive Business and which is publicly traded, or of a privately held corporation that is not competitive in any manner with the business of the Company, provided the Employee (i) has no other participation in the management, operations or business of such corporation and (ii) is not a controlling person of, or a member of a group which controls, such corporation.

          (d) No Additional Compensation. In the event that the Employee's employment terminates for any reason, no additional compensation will be paid for this non-competition obligation, it being agreed by the parties that the scope of the restrictions and period of time are reasonable and that the compensation provided herein is adequate consideration for the non-competition obligation.

          (e) Survival. The obligations of this Section 5 will survive the expiration or termination of this Agreement.

          (f) Injunctive Relief. The parties recognize that a remedy at law for a breach of the provisions of this Section 5 may be inadequate and any breach or threatened breach thereof will cause irreparable injury to the Company. Accordingly, for its complete protection, the Company shall have the right to obtain (without the necessity of posting any bond or other security in connection therewith) injunctive relief, whether mandatory or restraining, to enforce the provisions hereof. Such remedies shall not be exclusive and


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     shall be in addition to any other remedy, at law or in equity, which the
     Company may have for any breach or threatened breach of this Section 5 by the Employee.

          (g) Blue Penciling. If a court of competent jurisdiction determines that any of the provisions of this Section 5, or any part thereof, is unenforceable because of the scope, duration or area of applicability of such provision(s), it is the intention of the parties that the court making such determination shall: (i) modify such scope, duration or area, or all of them, only to the extent required to cause such provision(s) to be deemed enforceable; and (ii) that such provision(s) as so modified shall then be deemed by such court to be applicable and enforceable in such modified form and shall be enforced.

     6.   Miscellaneous.

          (a) Legal Fees. In the event that either party institutes a legal action or proceeding against the other to enforce or interpret this Agreement or any of its terms, if a court of competent jurisdiction determines that the Employee has violated this Agreement, the Employee agrees to pay, in addition to all other damages awarded, the reasonable costs and legal fees incurred by the Company in enforcing the Company's rights hereunder. However, if the court determines that the Company has violated this Agreement, the Company shall reimburse the Employee for her reasonable costs and legal fees in connection with such action.

          (b) No Conflicts. The Employee represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any obligations hereunder will conflict with or constitute a breach under any obligation of the Employee under any agreement or contract to which the Employee is a party or any other obligation by which the Employee is bound.

          (c) Successors and Assigns. The Company may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement shall be binding on and inure to the benefit of the Company's successors and assigns. This Agreement shall not be assignable by the Employee, but it shall be binding upon, and shall inure to the benefit of, her heirs, executors, administrators and legal representatives.

          (d) Modification. This Agreement may be modified or amended only by a writing signed by the Company and the Employee.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (f) Dispute Resolution. Except for any proceeding brought pursuant to
     Section 4(d) or 5(f) herein, the parties agree that any and all claims, controversies and disputes of any nature whatsoever arising out of or related in any way to the Employee's employment by the Company, including, without limitation, any and all claims, controversies and disputes related to her hiring, the terms of her employment or the


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     termination of her employment, and any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof (a "Dispute"), will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within thirty (30) days of the initiation of the mediation procedure (the "Mediation Deadline") will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration and mediation proceedings will be located in either San Francisco, California or New York, New York, at the sole discretion of the Company. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties' consent to the jurisdiction of the courts the state in which the arbitration occurred for this purpose.

          (g) Construction. Subject to Section 5(g), if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

          (h) Waivers. No failure or delay by the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

          (i) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement.

          (j) Notices. All notices and other communications required or permitted under this Agreement will be in writing and sent by registered first-class mail, return receipt requested, by overnight courier service or by hand delivery and will be effective after five days after mailing to the addresses stated at the beginning of this Agreement or upon delivery to such address if by courier or hand delivery. These addresses may be changed at any time by like notice. A copy of any notice sent to the Company shall be sent to Scott A. Ziegler, Esq., Ziegler, Ziegler & Altman, LLP, 1330 Avenue of the Americas, New York, New York 10019, facsimile number: (212) 407-0606.

          (k) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT


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     LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS
     OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION THEREOF.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.


CHIPCARDS, INC.                                EMPLOYEE



By:
   -------------------------------             -------------------------------
   Name:                                       Fillian Lei
   Title:





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